                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                               AYDIN CORPORATION

                                      AT
                             $13.50 NET PER SHARE
                                      BY

                         ANGEL ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF

                         L-3 COMMUNICATIONS CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                       L-3 COMMUNICATIONS HOLDINGS, INC.

-------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, APRIL 1, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "SHARES"), OF AYDIN CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY L-3 COMMUNICATIONS HOLDINGS, INC., L-3 COMMUNICATIONS CORPORATION ("PARENT") OR ANGEL ACQUISITION CORPORATION ("PURCHASER") OR ANY CONTROLLED AFFILIATE THEREOF, CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AS OF THE EXPIRATION OF THE OFFER AND (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER.

                                --------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.


     A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

     Questions and requests for assistance may be directed to Lehman Brothers Inc. ("Lehman Brothers" or the "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                --------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

March 5, 1999

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
INTRODUCTION ..........................................................   1
THE TENDER OFFER ......................................................   3
    1. Terms of the Offer; Expiration Date ............................   3
    2. Acceptance for Payment and Payment for Shares ..................   4
    3. Procedure for Tendering Shares .................................   5
    4. Withdrawal Rights ..............................................   8
    5. Certain Federal Income Tax Consequences ........................   8
    6. Price Range of Shares; Dividends ...............................   9
    7. Certain Information Concerning the Company .....................   9
    8. Certain Information Concerning Purchaser, Parent and Holdings ..  12
    9. Source and Amount of Funds .....................................  14
   10. Background of the Offer; Contacts with the Company .............  14
   11. The Merger Agreement; The Tender Agreement .....................  16
   12. Purpose of the Offer; the Merger; Plans for the Company ........  24
   13. Dividends and Distributions ....................................  26
   14. Effect of the Offer on the Market for the Shares; Stock
       Exchange Listing; Exchange Act Registration ....................  27
   15. Certain Conditions of the Offer ................................  28
   16. Certain Legal Matters and Regulatory Approvals .................  29
   17. Fees and Expenses ..............................................  31
   18. Miscellaneous ..................................................  31
   SCHEDULE I
    CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE
    OFFICERS OF PURCHASER, PARENT AND HOLDINGS ........................  I-1

To the Stockholders of Aydin Corporation:


                                 INTRODUCTION

     Angel Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of L-3 Communications Corporation, a Delaware corporation ("Parent") and a wholly owned subsidiary of L-3 Communications Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Aydin Corporation, a Delaware corporation (the "Company"), at a purchase price of $13.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Lehman Brothers Inc., which is acting as Dealer Manager for the Offer ("Lehman Brothers" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), AT A MEETING DULY CALLED AND HELD ON FEBRUARY 23, 1999, WHICH WAS ADJOURNED AND RECONVENED ON MARCH 1, 1999, HAS UNANIMOUSLY (A) DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES, (B) EXEMPTED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TENDER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY SO AS TO RENDER SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") INAPPLICABLE THERETO, (C) DECLARED THE MERGER TO BE ADVISABLE AND DIRECTED THAT THE MERGER BE SUBMITTED FOR CONSIDERATION AT A SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY AND (D) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER THEREUNDER AND APPROVED AND ADOPTED THE MERGER AGREEMENT.

     The Company Board has received the written opinion of PricewaterhouseCoopers Securities LLC ("PricewaterhouseCoopers") financial advisor to the Company, that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of PricewaterhouseCoopers is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company. The PricewaterhouseCoopers opinion should be read in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by PricewaterhouseCoopers in connection with such opinion. The PricewaterhouseCoopers opinion was prepared for the Company Board and does not constitute a recommendation to any stockholder as to whether to tender in the Offer. PricewaterhouseCoopers was not retained as an advisor or agent to the Company's stockholders.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AS OF THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTIONS 1 AND 15. IF PURCHASER PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 1, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

     Certain stockholders of the Company representing, as of the date hereof, approximately 11.8% of the issued and outstanding Shares of the Company (the "Stockholders") have contractually agreed with Parent, among other things, to tender their Shares in the Offer and otherwise support the transaction. See
Section 11 for a discussion of the Tender Agreement, dated as of March 1, 1999, among Parent and the Stockholders (the "Tender Agreement").

     In accordance with the Merger Agreement, the Company agrees, if and to the extent permitted by law, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby and to include in the proxy statement for such meeting the unanimous recommendation of the Company Board that the stockholders of the Company vote in favor of the Merger Agreement and the transactions contemplated thereby and to otherwise use its reasonable efforts to obtain the necessary approval of the Merger Agreement and the transactions contemplated thereby. See
Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than each Share owned by Parent, Purchaser or any other wholly owned subsidiary of Parent and any Shares issued and outstanding immediately prior to the Effective Time and held by stockholders who have not voted in favor of or consented to the Merger in writing and who have demanded appraisal of their Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares")) will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become the right to receive $13.50 in cash, or any higher price that may be paid pursuant to the Offer (the "Merger Consideration"), without interest, less any required withholding taxes.

     The Company has represented to Purchaser and Parent that as of March 1, 1999, there were 5,220,936 Shares issued and outstanding, and 632,550 Shares reserved for issuance upon the exercise of outstanding stock options, warrants and other stock rights. Based upon the foregoing, Purchaser and Parent believe that 2,926,744 Shares would constitute a majority of the Shares and would therefore equal the Minimum Condition.

     The Company has advised Purchaser and Parent that, to the knowledge of the Company, all the directors and officers of the Company intend to tender their Shares pursuant to the Offer.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 1, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HSR ACT. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER (THE "OFFER CONDITIONS"). SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH OFFER CONDITIONS HAVE NOT BEEN SATISFIED, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS (OTHER THAN THE MINIMUM CONDITION) AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE OFFER, AS SO EXTENDED BY PURCHASER, SHALL EXPIRE.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions set forth in Section 15 shall have occurred or shall have been determined by Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes in the terms and conditions of the Offer not inconsistent with the provisions of Merger Agreement, provided that, Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof). The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer upon the failure of the Offer Conditions in Section 15 to be satisfied on the Expiration Date. Notwithstanding the foregoing, the Purchaser will, and Parent agrees to cause the Purchaser to, extend the Offer at any time up to May 10, 1999 for one or more periods of not more than 10 business days, or, if longer, for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof aplicable to the Offer, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer (other than the Minimum Condition) is not satisfied or waived. In addition, the Offer price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10 business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. The obligation of Purchaser to accept for payment Shares tendered shall be subject to the satisfaction of the Offer Conditions. Purchaser covenants and agrees that, subject to the terms and conditions of the Merger Agreement, including the Offer Conditions, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable. In addition, subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID OR ACCRUED FOR THE BENEFIT OF HOLDERS OF SHARE CERTIFICATES ON THE PRICE PER SHARE PAYABLE UPON THE SURRENDER OF THE SHARE CERTIFICATES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (any such financial institution, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (i)   such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.


     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.


     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4(a)(4) under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after May 3, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except as otherwise described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the

Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a non-corporate stockholder, long-term capital gain is currently eligible for a maximum federal income tax rate of 20%. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's 1997 Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Annual Report"), the Shares are listed and traded on the NYSE under the symbol "AYD". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NYSE with respect to periods occurring in 1997 and 1998 as reported by the Dow Jones News Service.

                                         HIGH        LOW
                                       --------   --------
       YEAR ENDED DECEMBER 31, 1997:
        First Quarter ..............    $11        $ 9-1/4
        Second Quarter .............     12-1/2     10-1/2
        Third Quarter ..............     13         10-7/8
        Fourth Quarter .............     14-1/8     11-1/8
       YEAR ENDED DECEMBER 31, 1998:
        First Quarter ..............    $12        $10-1/4
        Second Quarter .............     13-3/8      8-1/2
        Third Quarter ..............      9-1/8      7-1/4
        Fourth Quarter .............     10-1/4      7-1/4

     On February 26, 1999, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NYSE was $911/16. On March 4, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on NYSE was $127/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1997 Annual Report, the Company's Quarterly Reports on Form 10-Q for the quarters ended April 4, 1998, June 27, 1998 and September 26, 1998 (together, the "Company's 10-Q's") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

     General. The Company was incorporated in Delaware in September 1967. The Company's principal executive offices are located at 700 Dresher Road, Horsham, Pennsylvania 19044. The telephone number of the Company at such offices is
(215) 657-7510.

     The Company operates predominantly in the electronics manufacturing industry. The Company consists domestically of two major operating and one smaller support division, and one foreign operating subsidiary. The Company disposed of its 80% interest in its Argentine subsidiary on December 31, 1996 and now owns 19% of that company. The divisions and subsidiaries are profit centers each with engineering, manufacturing, marketing and accounting functions. The Company designs, manufactures, and sells two main classes of products.

     Communications. The Company provides a wide range of data and voice communication systems and products for the commercial and military markets throughout the world in a variety of public and private networks. In addition, the Company custom-designs complex mission-critical applications such as right-of-way communications for utility, railway and pipeline companies, and the establishment of vital links to offshore platforms and satellite earth stations. The Company also provides complete air defense communications systems and commercial air traffic control solutions.

     The Company also manufacturers and installs communications products used in satellite earth stations, providing both primary and back-up links such as the Company's Satellite TDMA Terminals used for commercial and government networks -- among them AT&T, Sprint and WorldCom, and national telecom operations in the UK, France, Germany, Canada, Singapore and Brazil.

     The Company has supplied turnkey telecommunications systems to Australia, Thailand, Turkey, Argentina, Zambia, Malaysia, Saudi Arabia, Finland and other countries, serving infrastructure needs with integrated systems that may include line-of-sight radios, satellite earth stations, multiplexers, switches, fiber-optic cables, and other technology.

     Telemetry. The Company's telemetry products are used by space agencies such as NASA and in defense and aerospace programs such as aircraft and weapons development. These products and systems serve aerospace, satellite and commercial aircraft markets in the United States and abroad. The Company designs, manufactures and markets an extensive product line and provides turnkey systems integration for airborne and ground-based applications. These airborne and ground systems gather critical information from spacecraft, satellites, aircraft, guided weapons and ground vehicles. This equipment calibrates, processes and records or transmits information by radio or microwave links to a fixed or mobile ground station that receives, processes and analyzes the data.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company which was derived from the 1997 Annual Report and the Company's 10-Q's. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and NYSE in the manner set forth below.

                      AYDIN CORPORATION AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                               FOR THE
                                          NINE MONTHS ENDED               FOR THE FISCAL YEAR ENDED
                                         -------------------   -----------------------------------------------
                                            SEPTEMBER 26,       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                 1998              1997(1)          1996(1)          1995(1)
                                         -------------------   --------------   --------------   -------------
INCOME STATEMENT DATA
Sales ................................        $  65,211           $115,371        $ 116,578        $ 140,607
Cost and expenses ....................           85,752            115,945          136,337          134,706
                                              ---------           --------        ---------        ---------
Pre-tax profit (loss) ................          (20,541)              (574)         (19,759)           5,901
Income tax provision (recovery)                    (750)             1,118           (4,979)           1,971
                                              ---------           --------        ---------        ---------
Income (loss) from continuing
 operations ..........................          (19,791)            (1,692)         (14,780)           3,930
Income (loss) from discontinued
 operations ..........................           (6,659)                --               --               --
                                              ---------           --------        ---------        ---------
Net income (loss) ....................        $ (26,450)          $ (1,692)       $ (14,780)       $   3,930
                                              =========           ========        =========        =========
Diluted earnings per share ...........        $   (5.07)          $  (0.34)       $   (2.88)       $    0.77
                                              =========           ========        =========        =========
BALANCE SHEET DATA
Current assets .......................        $  82,132           $ 97,486        $  99,002        $ 140,810
Net property, plant &
 equipment ...........................           13,843             14,479           22,739           25,624
Other non-current assets .............               38                 90            2,622              426
                                              ---------           --------        ---------        ---------
Total assets .........................        $  96,013           $112,055        $ 124,363        $ 166,860
                                              =========           ========        =========        =========
Current liabilities ..................        $  31,339           $ 21,304        $  30,237        $  55,195
Long-term liabilities ................            1,249              1,409            3,799            7,092
Stockholders equity ..................           63,425             89,342           90,327          104,573
                                              ---------           --------        ---------        ---------
Total liabilities and equity .........        $  96,013           $112,055        $ 124,363        $ 166,860
                                              =========           ========        =========        =========

----------
1 Commencing with the third fiscal quarter of 1998, the Company accounted for its Displays Division as a discontinued operation. Results for prior years have not been restated to reflect the Displays Division as a discontinued operation.

     On February 26, 1999 the Company issued a press release disclosing certain financial information related to the fiscal year ended December 31, 1998 and the fourth quarter of such year. The reported results are set forth below.

                                                       FOR THE THREE
                                                       MONTHS ENDED           FOR THE FISCAL YEAR ENDED
                                               ----------------------------- ----------------------------
                                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                    1998           1997           1998           1997
                                               -------------- -------------- -------------- -------------
INCOME STATEMENT DATA
Net sales .................................... $12,677           $ 25,214      $  77,888      $ 94,854
Cost and expenses
 Contract arbitration and related ............    (529)                --         19,814             0
 All other ...................................  13,063             23,980         78,472        91,930
                                               -------           --------      ---------      --------
Total Costs and Expenses .....................  12,534             23,980         98,286        91,930
Income (Loss) from Continuing Operations
 before Income taxes .........................     143              1,234        (20,398)        2,924
Income Tax Provision (Recovery) ..............      --               (197)          (750)        1,118
                                               -------           --------      ---------      --------
Income (Loss) from Continuing Operations .....     143              1,431        (19,648)        1,806
Loss from Discontinued Operations ............      --             (1,008)        (6,659)       (3,498)
                                               -------           --------      ---------      --------
Net Income (Loss) ............................ $   143           $    423      $ (26,307)     $ (1,692)
                                               =======           ========      =========      ========
Income (Loss) Per Share
Income (Loss) from Continuing Operations ..... $  0.03           $   0.27      $   (3.77)     $   0.34
                                               =======           ========      =========      ========
Income (Loss) ................................ $  0.03           $   0.08      $   (5.05)     $  (0.34)
                                               =======           ========      =========      ========

     More comprehensive information is expected to be included in the Company's 1998 Annual Report on Form 10-K which is expected to be filed with the Commission no later than March 31, 1999. The reported results are subject to completion of an audit and year end adjustment.

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND
HOLDINGS. Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into such agreement and the commencement of the Offer.

     Each of Holdings, Parent and Purchaser have their principal executive offices at 600 Third Avenue, New York, New York 10016. The telephone number for each of Holdings, Parent and Purchaser is (212) 697-1111. Holdings and Parent were incorporated in Delaware in 1997. As of February 11, 1999, Mr. Frank C. Lanza and Mr. Robert LaPenta collectively owned approximately 10.5% and Lehman Brothers Capital Partners III, L.P. and its affiliates owned approximately 24.8% of the outstanding shares of Holdings' common stock.

     Parent is a leading merchant supplier of sophisticated secure communication systems and specialized communication products. Parent produces secure, high data rate communication systems, microwave components, avionics and ocean systems and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Parent's systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Parent's customers include the U.S. department of defense, certain U.S. government intelligence agencies, major aerospace and defense contractors, foreign governments and commercial customers. Parent is a wholly owned subsidiary of Holdings.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Parent's shares are registered under the Exchange Act. Accordingly, Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except to the extent Shares owned by the Stockholders may be deemed to be beneficially owned by Parent or Purchaser pursuant to Rule 13d-3 under the Exchange Act as a result of the execution of the Tender Agreement, none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto nor any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any of their respective executive officers, directors or subsidiaries, has effected any transactions in the Shares during the past 60 days. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the Shares for Lehman Brothers' own account and for the accounts of Lehman Brothers' customers and, accordingly, may at any time hold a long or short position in the Shares.

     Except as set forth in this Offer to Purchase, there have been no (i) transactions or series of similar transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I hereto, on the one hand, and (x) the Company or any of its affiliates which are corporations, on the other hand, or (y) executive officers, directors or affiliates of the Company which are not corporations, on the other hand, involving an aggregate amount exceeding $40,000 or (ii) contacts, negotiations or transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except for the Merger Agreement and the Tender Agreement, to the best knowledge of Parent and Purchaser, (a) there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Schedule I hereto and between such persons and any person with respect to any securities of the Company, including but not limited to, transfer or voting of any of the securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies and (b) none of the Shares are pledged or otherwise subject to a contingency, the occurrence of which would give another person voting power or investment power over the Shares.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $74.0 million. Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions or advances made by Parent. Parent plans to use funds it has available in its cash accounts.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Parent considers and executes strategic acquisitions and alliances on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. In late 1997 and mid-1998, representatives of the Company contacted representatives of Parent to discuss on an informal basis potential relationships and alliances.

     On August 20, 1998, the Company engaged PricewaterhouseCoopers as its financial advisor to evaluate strategic alternatives available to the Company, including a possible sale transaction. As part of this engagement, PricewaterhouseCoopers solicited interest from a select group of potential purchasers.

     In early October 1998, PricewaterhouseCoopers contacted Parent to inquire whether Parent had an interest in acquiring the Company. On October 8, 1998, the Company and Parent executed a confidentiality agreement with respect to the provision of non-public information by the Company to Parent.

     On November 9, 1998, Parent was provided with a copy of a Confidential Memorandum prepared by PricewaterhouseCoopers regarding the Company.

     On November 19, 1998, Parent submitted a letter to the Company Board indicating it was potentially interested in acquiring 100% of the common stock of the Company. On November 23, 1998, Frank C. Lanza, Chairman and Chief Executive Officer of Parent, met with Warren Lichtenstein, Chairman of the Board of the Company, regarding Parent's interest in the Company. In a subsequent telephonic conference, Mr. Lichtenstein and James Henderson, President and Chief Operating Officer of the Company, had discussions with representatives of Parent regarding the Company's projected 1998 financial performance.

     On November 24, 1998, based on those discussions, Parent submitted a revised proposal to acquire 100% of the Company at $13.25 per share, which was to be paid 40% in cash with the remaining 60% payable in shares of the common stock of Holdings. On the same day, the Company Board held a meeting at which it reviewed Parent's proposal with members of the Company's senior management, PricewaterhouseCoopers and special counsel to the Company. Following discussions, the Company Board determined that the best means for providing value to the stockholders was to continue soliciting other interested parties while continuing discussions with Parent.

     In December 1998, Parent commenced its due diligence review of the Company. In mid-December 1998, representatives of the Company and Parent discussed the general terms of a possible transaction.

     On December 23, 1998, legal counsel for Parent delivered to special counsel to the Company comments on the form of the merger agreement previously provided to Parent.

     In late December, Mr. Lanza, informed representatives of PricewaterhouseCoopers that, subject to confirmatory due diligence, Parent might be willing to propose an all cash acquisition of the Company's outstanding shares for up to $14.00 per share. Shortly thereafter, representatives of Parent commenced a due diligence investigation of the Company and held discussions with members of the Company's senior management. During this period of time, representatives of PricewaterhouseCoopers and special counsel to the Company negotiated with representatives of Parent and its legal counsel regarding the terms of the transaction.

     At a telephonic meeting of the Company Board on December 29, 1998, which was adjourned and completed on December 30, 1998, the Company Board met to review with the Company's financial and legal advisors, the terms and conditions of the proposed merger agreement with Parent. The Company Board reviewed various legal and business issues raised by the comments of Parent's representatives on the merger agreement.

     At a telephonic meeting held on December 29, 1998, the Board of Directors of Parent (the "Parent Board") met to review the potential acquisition of the Company. Representatives of Parent presented the Parent Board with the results of the due diligence review of the Company, and described the proposed terms of the transaction and the open issues presented by the draft merger agreement. At that meeting, after a lengthy discussion, the Parent Board unanimously authorized Parent to proceed with the proposed acquisition of the Company at a price of up to $14.00 per share, subject to resolution of certain open business, contract and due diligence issues within parameters approved by the Parent Board.

     Prior to resolving these issues, however, Parent determined that it was no longer willing to proceed with the proposed acquisition of the Company and, in early January 1999, so advised the Company. Discussions with representatives of the Company and the due diligence review of the Company were discontinued at that time.

     During January and early February 1999, PricewaterhouseCoopers continued to solicit bids from other prospective acquirers. The Company delivered management presentations to three other potential buyers. The Company eventually decided not to pursue a transaction with such parties for various reasons.

     On February 10, 1999, representatives of the Company contacted Parent to inquire as to whether Parent was interested in restarting discussions regarding an acquisition of the Company. On February 11 and 12, 1999, James Henderson and representatives of PricewaterhouseCoopers met with representatives of Parent in New York to discuss the Company's 1998 operating results and Parent recommenced its due diligence review of the Company.

     On February 17, 1999, Parent submitted an offer of $13.00 per share, in cash, for 100% of the outstanding common stock of the Company. Later that day representatives of PricewaterhouseCoopers contacted Mr. Lanza to discuss the valuation of the Company. During such conversation, Mr. Lanza orally agreed to increase the price to $13.25 per share subject to completion of due diligence and an acceptable definitive merger agreement. On February 22, 1999, Parent agreed to increase the price to $13.50 per share.

     On February 25, 1999, the Company Board commenced a meeting wherein they had detailed discussions regarding the terms of the proposed merger agreement. The Company Board meeting was adjourned and reconvened on March 1, 1999. At such meeting, PricewaterhouseCoopers presented its financial analyses of Parent's proposal and rendered an oral fairness opinion to the Company Board, which was confirmed in writing on March 1, 1999. Following the Company Board's review of the final terms of the Offer and the Merger, the Company Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

     Following the meeting of the Company Board, Parent, Purchaser and the Company executed and delivered the Merger Agreement. Early in the afternoon on March 1, 1999, Parent issued a press release announcing the execution of the Merger Agreement.

     11. THE MERGER AGREEMENT; THE TENDER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to Parent's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and incorporated herein by reference. Capitalized terms used and not otherwise defined below have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides for commencement of the Offer as promptly as practicable, but no later than the fifth business day from the public announcement of the execution of the Merger Agreement. Purchaser will, on the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived without consent of the Company) of the conditions of the Offer, accept for payment and pay for Shares tendered and not withdrawn pursuant to the Offer as soon as possible after the expiration thereof. The Merger Agreement also provides that Purchaser expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes in the terms and conditions of the Offer, provided that Purchaser cannot amend or waive the Minimum Condition, decrease the Offer Price or the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of Shares without the prior written consent of the Company. Notwithstanding the foregoing, Purchaser has agreed to extend the Offer at any time up to May 10, 1999 for one or more periods of not more than ten business days or, if longer, for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, if, at the initial expiration date of the Offer or any extension thereof, any condition to the Offer is not satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     Conditions to the Offer. In addition to the Minimum Condition, Purchaser is not required to accept for payment or, subject to applicable legal requirements, pay for any tendered Shares, and may delay acceptance for payment of, or, subject to applicable legal requirements, delay payment for, any tendered Shares, and may terminate the Offer, if (a) the Minimum Condition has not been satisfied, (b) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, or (c) at any time on or after March 1, 1999 and before Shares are accepted for payment pursuant to the Offer, any of the following occur: (i) there shall have been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental regulatory or administrative agency, authority, court or legislative body or commission which does or could be reasonably expected to
(A) prohibit or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's or its Subsidiaries' businesses or assets, (B) prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (C) result in a material delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (D) impose material limitations on the ability of Purchaser or Parent effectively to acquire or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; provided, that Parent will have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted; (ii) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case (A) for changes specifically permitted by the Merger Agreement and
(B) those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date; (iii) the Merger Agreement shall have been terminated in accordance with its terms; (iv)
(A) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or

Purchaser, its recommendation of the Offer, the Merger Agreement or the Merger, shall have recommended another proposal or offer, or shall have resolved to do any of the foregoing or (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries; (v) there shall have occurred any fact that had or could reasonably be expected to result in a Company MAE (as defined below); (vi) there shall have occurred (A) any general suspension of funding, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (B) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Merger Agreement, (C) any material adverse change or any existing or threatened condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (E) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that, in the reasonable judgment of Purchaser, could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (F) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (except for any such event involving Iraq or Bosnia) or materially adversely affecting (or materially delaying) the consummation of the Offer or (G) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments, or (vii) any applicable waiting periods under any material foreign statutes or regulations shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative, or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to the Parent in its reasonable discretion.

     A "Company MAE" means any fact, circumstance, condition or effect which is
(i) materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance or effect relating to the economy or securities markets in general or the industries in which the Company operates and not specifically relating to the Company, or
(ii) materially adverse to the ability of the Company to perform any of its material obligations under the Merger Agreement. A "Company MAE" will be deemed to exist if net cash of the Company and its Subsidiaries is less than $10 million (without giving effect to any transaction-related fees and expenses of the Financial Advisor, financial printers and outside counsel not exceeding $1.35 million in the aggregate) as of the close of business on the Expiration Date. Notwithstanding the foregoing, no "Company MAE" will be deemed to exist solely by reason of certain liabilities identified to Parent.

     The Merger. The Merger Agreement provides that, at the Effective Time, and subject to the conditions set forth therein and the provisions of the DGCL, Purchaser shall be merged with and into the Company in accordance with the DGCL and substantially in the manner described in the Offer, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation, and each issued and outstanding Share (other than shares to be canceled in accordance with the Merger Agreement and any Dissenting Shares), shall be converted into and become the right to receive, the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in the Merger Agreement, less any required withholding taxes. As of the Effective Time (as defined below and in the Merger Agreement) by virtue of the Merger and without any action on the part of any holder, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the Merger Agreement, or to perfect any appraisal rights that such holder may have pursuant to Section 262 of the DGCL. The Merger Agreement also provides that (i) the directors and officers of Purchaser at the Effective Time will be the initial directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected, appointed or qualified in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws, and (ii) the Certificate of Incorporation and By-laws of Purchaser will be the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation.

     Treatment of Options. The Merger Agreement provides that as of the Effective Time, the Company's employee and non-employee director stock options outstanding (the "Options") will become fully exercisable and vested and the Options will be canceled. Unless otherwise agreed upon, the holders of such canceled Options will receive the excess, if any, of the Offer Price over the exercise price of such Options.

     Directors. The Merger Agreement provides that, promptly upon Parent's purchase of and payment for Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (such number being the "Board Percentage"). The Company will, upon request of Purchaser, cause Parent's designees to satisfy the Board Percentage, including without limitation increasing the size of the Company Board and securing the resignations of incumbent directors. Notwithstanding the foregoing, until the Effective Time, the Company will retain on the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board. However, if at any time prior to the Effective Time there are less than two Company Designees on the Company Board, Parent, Purchaser and the Company shall either (i) use their reasonable efforts to appoint successors who are not affiliated with Parent or Purchaser or (ii) permit the resigning Company Designee to appoint his or her successors in his or her reasonable discretion. The Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each Committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law.

     The Merger Agreement also provides that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of the Merger Agreement, termination of the Merger Agreement by the Company, extension of time for performance of any of the obligations of Parent or Purchaser or waiver of any condition or any of the Company's rights thereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Company Board; provided, that if there are no such directors, such actions may be effected by unanimous vote of the entire Company Board.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and adoption of the Merger Agreement.

     The Merger Agreement also provides that the Company will, if required by applicable law in order to consummate the Merger, (i) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and will use its best efforts (A) to obtain and furnish the information required by the Commission to be included in the Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the

Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders and (ii) subject to the fiduciary obligations of the Company Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and adoption of the Merger Agreement. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser or any other subsidiary of Parent acquires, together with the Shares owned by them collectively, at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL (a "Short-Form Merger").

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the Company and Parent with respect to, among other things, (i) organization, (ii) authority to execute and deliver the Merger Agreement, (iii) no conflict with any agreement, governmental authorization or charter document, and (iv) accuracy of information to be supplied for inclusion in Schedule 14D-1 or Schedule 14D-9, as the case may be. Additional representations of the Company relate to, among other things, (i) capitalization, (ii) accuracy of documents and reports filed with the Commission, including financial statements, (iii) absence of undisclosed liabilities, litigation and material adverse changes, (iv) employee benefit plans/ERISA, (v) compliance with applicable laws, (vi) taxes, (vii) environmental matters, (viii) state takeover laws, (ix) year 2000 problem, (x) absence of certain changes, (xi) real property and (xii) voting requirements. Additional representations of Parent and Purchaser relate to, among other things, (i) financing, (ii) operations of Purchaser and (iii) limitation of liability for information supplied.

     Interim Operations. In the Merger Agreement, the Company has agreed that, among other things, between the date of the Merger Agreement and prior to the time Purchaser's designees have been elected to, and constitute a majority of, the Company Board, unless Parent otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement, (a) the Company and its subsidiaries will conduct business only in the ordinary and usual course in a manner consistent with past practice and in compliance with applicable laws and the Company and its Subsidiaries shall each use its reasonable best efforts to
(i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries, (ii) keep available the services of the present key officers, employees and consultants of the Company and its Subsidiaries,
(iii) preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations and (iv) maintain net cash of the Company and its Subsidiaries of at least $10 million (without giving effect to any transaction-related fees and expenses of the Financial Advisor, financial printers and outside counsel not exceeding $1.35 million in the aggregate) as of the close of business on the date of the expiration of the Offer; and (b) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Shares or capital stock of any of its subsidiaries beneficially owned by it, either directly or indirectly; (ii) amend its Certificate of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of its Subsidiaries.

     In addition, neither the Company nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, deliver, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement or issuances pursuant to the exercise of Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; (iv) incur or modify any indebtedness or liability or issue any debt security; (v) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (vi) modify, amend or terminate any of its material agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (vii) permit any material insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without replacement with a policy with coverage no less favorable to the Company and its Subsidiaries on terms and conditions no less favorable to the Company and its Subsidiaries; (viii) (A) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than wholly owned subsidiaries of the Company), except in the ordinary and usual course of business; (B) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company in the ordinary and usual course of business); (C) make any bid or proposal, or enter into or amend in any material respect any contract or agreement other than in ordinary course of business consistent with past practice, which in any event would either (i) involve aggregate consideration under such bid, proposal, contract or agreement in excess of $2 million or (ii) be a bid, proposal or renewal at an amount of which the Company would expect such bid, proposal or renewal to result in a loss thereunder to the Company;
(D) authorize any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1.0 million for the Company and its Subsidiaries taken as a whole; (E) enter into any transaction, contract or commitment with any affiliate of the Company; or (F) enter into any material commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); (ix) change any of the accounting methods used by the Company unless required by GAAP; (x) except as permitted in connection with the termination of the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; (xi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement and disclosed to Parent, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any retention, severance or termination pay not currently required to be paid under existing severance plans to or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employers; (xii) make or change any Tax election, make or change any method or accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material Tax liability (xiii) settle or compromise any pending or threatened suit, action or claim against the Company or any Subsidiary for an aggregate amount in excess of $50,000 or which is material or which relates to the transactions contemplated hereby; (xiv) make any change in the key management structure of the Company or any of its Subsidiaries, including, without limitation, the hiring of additional officers or the termination of existing officers; (xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent of otherwise), other than the payment, discharge or satisfaction in the ordinary course of business in accordance with the terms of such obligation or liability and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; (xvi) acquire (by merger, consolidation, acquisition or stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets; (xvii) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date); or (xviii) authorize or enter into an agreement to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it and all of its Subsidiaries or affiliates, officers, directors, employees, representatives and agents, will cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets or equity in the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries. Furthermore, neither the Company, any of its Subsidiaries or affiliates nor their respective officers, directors, employees, representatives or agents, shall directly or indirectly solicit, participate in or initiate discussions or negotiations with, or provide any information to any third party concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's direct and indirect assets, sale of shares of capital stock or similar business combination transactions involving the Company or any Subsidiary or principal operating or business unit of the Company ("Acquisition Proposal"); provided, however, that if, at any time prior to the purchase of Shares by Purchaser in the Offer, the Company Board by majority vote determines in good faith, after receiving advice from its financial advisor and outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company Board under applicable law, the Company may, in response to a bona fide written Acquisition Proposal which did not result from a breach of the foregoing and which the Company Board determines in good faith is superior to the Offer (any such bona fide written Acquisition Proposal being referred to as a "Superior Proposal"), (i) furnish information or provide access with respect to the Company and each of its Subsidiaries to such Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (ii) participate in discussions and negotiations regarding such Acquisition Proposal. The Company Board agrees that it will keep Parent informed, on a current basis, of the status and terms of any such proposals.

     In the event that prior to the completion of the Offer, the Company Board determines in good faith, after the Company has received a Superior Proposal and receipt of formal advice from its financial advisor and outside counsel, failing to take such action would constitute a breach of its fiduciary duties under applicable law, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Superior Proposal or terminate the Merger Agreement pursuant to the terms of the Merger Agreement, provided that prior to any such action, the Company (i) gives Parent at least two business days' notice of the effectiveness of such action and (ii) simultaneously with such action, pays to Parent the $3 million termination fee (see "--Termination Fee"). The foregoing provisions will not prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Company Board with the advice of independent legal counsel, is required under applicable law or rules of any stock exchange. The Company agrees not to release any third party from, or waive any provisions of, (i) any standstill agreement to which the Company is a party (other than for the limited purpose of discussions and negotiations permitted by the foregoing) and (ii) any confidentiality agreement to which the Company is a party.

     Employee Benefits. The Merger Agreement provides that Parent shall or shall cause the Surviving Corporation to, until at least December 31, 1999, maintain employee benefit plans, programs and arrangements (other than stock-based plans) which are, in the aggregate, for the employees who were active full-time employees of the Company or any Subsidiary immediately prior to the Effective Time and continue to be active full-time employees of Purchaser, the Surviving Corporation, any Subsidiary or any other affiliate of Purchaser, no less favorable than those provided by the Company and any Subsidiary immediately prior to the Effective Time. From and after the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation and severance and other benefits for employees actively employed full-time by the Company or any Subsidiary immediately prior to the Effective Time and who continue in the employ of the Company following the Effective Time under any compensation, severance, welfare, pension, benefit, savings or other Plan of the Parent or any of its Subsidiaries in which active full-time employees of the Company and any Subsidiary become eligible to participate (whether pursuant to foregoing or otherwise), service with the Company or any Subsidiary (whether before or after the Effective Time) shall be credited as if such service had been rendered to the Parent or such Subsidiary (except to the extent necessary to prevent duplication of benefits). Parent will, and will cause the Surviving Corporation to, observe all employment, severance agreements or arrangements which provide for the acceleration of benefits to employees of the Company upon a change of control, plans or policies of the Company and its Subsidiaries.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that (a) from and after the consummation of the Offer through the sixth anniversary of the date the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer, the Company (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto; (b) no Indemnified Party may settle any such claim without the prior approval of Parent or the Surviving Corporation (such consent not to be unreasonably withheld); (c) in the event that any claim, action, suit, proceeding or investigation is brought against more than one Indemnified Party (whether arising before or after the Effective Time), the Indemnified Parties as a group shall retain one counsel (plus appropriate local counsel) reasonably satisfactory to Parent or the Surviving Corporation; (d) Parent and the Company have agreed that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; and provided further, that nothing in the Merger Agreement shall impair any rights or obligations of any present or former directors or officers of the Company; (e) in the event Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and Purchaser assume the obligations set forth above and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made; and (f) Parent or the Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that (i) Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; (ii) if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation will use their reasonable best efforts to obtain substantially similar D&O Insurance, (iii) in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year in excess of 175% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto; (iv) if the annual premiums of such insurance coverage would exceed 175% of current annual premiums, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding 175% of current annual premiums.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions: (a) if required by the DGCL, the Merger Agreement will have been approved and adopted by the requisite vote of the holders of Shares in order to consummate the Merger; (b) no statute, rule, order, decree or regulation will have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits consummation of the Merger and foreign or domestic all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and be in effect at the Effective Time; (c) there will be no order or injunction (whether temporary, preliminary or permanent) of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger which order or injunction is final and non-applicable; (d) the applicable time period under the HSR Act shall have expired or been terminated; and (e) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof: (a) by mutual consent of the Board of Directors of Parent and the Company Board; (b) by either of the Company Board or the Board of Directors of Parent (i) if Parent or Purchaser shall have terminated the Offer or if Shares shall not have been purchased pursuant to the Offer on or prior to May 10, 1999; provided, however, that in the event of a delay in Purchaser's purchase of the Shares pursuant to the Offer resulting from an inquiry for additional materials made by a Governmental Entity relating to the HSR Act or Federal antitrust laws, the right to terminate the Merger Agreement under this clause (i) shall be extended until June 23, 1999; provided, further, that the right to terminate this Agreement under this clause
(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date or (ii) if any Governmental Entity of competent jurisdiction has issued an order, decree or ruling or taken any other action (which the parties will use their reasonable best efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and non-appealable and, with respect to any court or governmental body located outside the United States, such order, decree, ruling or other action would, either individually or in the aggregate, have a Company MAE or a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole; (c) by the Company Board (i) if, prior to the purchase of Shares pursuant to the Offer, the Company Board has (A) received a bona fide offer which the Company Board determines in good faith is a Superior Proposal, and (B) determined in good faith, as a result of such Superior Proposal, outside counsel to the Company, that the failure to terminate the Merger Agreement would violate its fiduciary duties to the Company's stockholders under applicable law (provided that such termination under the foregoing shall not be effective until the Company has made payment of the fee required simultaneous with such termination pursuant to the terms of the Merger Agreement); (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements or breaches its representations and warranties in any material respect, and such breach is not cured within fifteen (15) business days of written notice; (iii) if Parent or Purchaser has terminated the Offer, or the Offer has expired, without Parent or Purchaser purchasing any Shares; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (iii) if the Company is in material breach of the Merger Agreement; or (iv) Purchaser has failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided that the Company may not terminate the Merger Agreement pursuant to this clause (iv) if the Company is in material breach of the Merger Agreement; or (d) by the Board of Directors of Parent if (i) Purchaser has failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate the Merger Agreement pursuant to this clause (i) if Parent is in material breach of the Merger Agreement; (ii) prior to the purchase of Shares pursuant to the Offer, the Company Board has withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or has recommended an Acquisition Proposal or has executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing); (iii) following any negotiations by the Company with any person (other than Parent or Purchaser) of an Acquisition Proposal, there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement such that the conditions set forth in clause (b) of Annex A of the Merger Agreement would not be satisfied; (iv) if, prior to the purchase of Shares pursuant to the Offer, Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, and such breach is not cured within fifteen (15) business days of written notice; or (v) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) any person (other than Parent or Purchaser) shall have made and not withdrawn a bona fide proposal or public announcement or communication to the Company with respect to an Acquisition Proposal or (B) any person (including the Company or any of its affiliates or Subsidiaries), other than Parent, Purchaser or any of their affiliates shall have become the beneficial owner of more than 25% of the Shares.

     Effect of Termination; Termination Fee. In the event of the termination of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void (except for the section pertaining to the termination fee), and there shall be no liability on the part of Parent or the Company except for fraud or for willful breach of the Merger Agreement. If the Merger Agreement is terminated by the Company pursuant to the provision described in clause (c)(i) or terminated by Parent pursuant to the provision described in clause (d)(ii) or (d)(v) under "Termination" above (provided that at the time of such termination by Parent, Parent and Purchaser were not in material breach of the Merger Agreement), the Company will concurrently with such termination pay Parent the $3.0 million termination fee.

     The Tender Agreement. Concurrently with the execution of the Merger Agreement, Parent and the Stockholders entered into the Tender Agreement. The following is a summary of certain provisions of the Tender Agreement and does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreement, a copy of which is filed as Exhibit
(c)(2) to the Schedule 14D-1 and is incorporated by reference.

     Pursuant to the Tender Agreement, the Stockholders agreed to validly tender all of their shares pursuant to the Offer and not withdraw any shares therefrom.

     Each Stockholder agreed pursuant to the Tender Agreement that it would (a) vote the Shares owned by it in favor of the Merger Agreement; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or Offer. As of and following the date of the Tender Agreement, each Stockholder agreed not to vote such Shares or grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Shares.


     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Company Board has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Company Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. However, if Purchaser acquires more than 90% of the outstanding shares of each of the Voting Shares and the Non-Voting Shares, Purchaser intends to effect the Merger without a meeting of the Company's stockholders under Section 253 of the DGCL. In the event the conditions described in the foregoing sentence are not met and stockholder approval is required, the DGCL requires that unless otherwise provided by the Company's Certificate of Incorporation, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Voting Shares. Under the DGCL and the Certificate of Incorporation of the Company, the Company's stockholders may act by written consent provided that the action to be effected and the taking of such action by written consent have expressly been approved in advance by the Company Board. In the event that the Company's stockholders are required to approve the Merger Agreement, immediately following the designation of Parent's representatives to the Company Board as described in Section 11 under "Designation of Directors", Parent will seek to have the Company Board approve the stockholders of the Company acting by written consent to approve the Merger Agreement. If such approval is granted, Parent will cause Purchaser to submit a written consent approving the Merger Agreement. In either case, if the Minimum Condition is satisfied, Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote or written consent of any other stockholder.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WHICH PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the Per Share Amount to be paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer or any alternative transaction (including any purchase of Shares in the open market following the purchase of Shares pursuant to the Offer for the purpose of acquiring at least 90% of the outstanding shares of each class of capital stock of the Company in order to effect the Merger without a stockholder meeting in accordance with Section 253 of the
DGCL) in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or any such alternative transaction.

     Plans for the Company. It is currently expected that initially following the purchase of the Shares and the consummation of the Offer, the business and operations of the Company will continue as they currently are conducted without substantial change. Parent will continue to evaluate all aspects of the business, operations and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing.

     Except as described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Company Board or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser's rights under Section 15, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by Purchaser.

     The Shares are currently listed on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares or the holders thereof, as the case may be. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be margin securities eligible for listing or for NASDAQ reporting.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer or (iii) at any time on or after March 1, 1999 and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

     (a) there shall have been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which does or could reasonably be expected to (l) prohibit or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's or its Subsidiaries' businesses or assets compelling Parent, Purchaser or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent, or any of its affiliates, as a result of the transactions contemplated by the Offer or the Merger Agreement, (2) prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) result in a material delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (4) impose material limitations on the ability of Purchaser or Parent effectively to acquire or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted; provided further that the condition specified in this paragraph (a) shall not be deemed to exist by reason of any court proceeding pending on the date hereof and known to Purchaser or Parent, unless in the reasonable judgement of Purchaser there is any material adverse development in any such proceeding after the date hereof, or before the date hereof if not known to Purchaser or Parent on the date hereof, which would result in any of the consequences referred to in clauses (1) through (4) above;

     (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, those representations and warranties that address matters only as of a particular date which are true and correct as of such date;

     (c) the Merger Agreement shall have been terminated in accordance with its terms;

     (d) (i) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing or (ii) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries;

     (e) there shall have occurred any fact that had or could reasonably be expected to result in a Company MAE;

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) any material adverse change or any existing or threatened condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that, in the reasonable judgment of Purchaser, could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (except for any such event involving Iraq or Bosnia) or materially adversely affecting (or materially delaying) the consummation of the Offer or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

     (g) any applicable waiting periods under any material foreign statutes or regulations shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative, or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to Parent in its reasonable discretion;

which in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates other than a breach of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the Offer Conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without the imposition of substantial conditions that must be complied with or that adverse consequences might not result to the business of the Company, Parent or Purchaser as a result of the imposition of such conditions or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in Section 15.

     State Takeover Laws. Except as described herein with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer.

Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15. In addition, Pennsylvania has adopted a takeover disclosure law which purports to regulate attempts to acquire a corporation which (i) is incorporated in Pennsylvania or (ii) has its principal place of business and substantial assets in Pennsylvania. The Company's executive offices are located in Horsham, Pennsylvania. Because the Company Board has recommended acceptance of the Offer, the Offer is exempt from the registration requirements of such law provided that certain information is filed with the Pennsylvania Securities Commission and Purchaser undertakes to notify the Company's stockholders that such filing must be made with the Pennsylvania Securities Commission, must include substantial information about the Offer and must be available for inspection at the offices of the Pennsylvania Securities Commission, 1010 N. 7th Street, 2nd Floor, Harrisburg, Pennsylvania 17102 during normal business hours. Purchaser intends to make such filing, and the distribution of this Offer to Purchase to the Company's stockholders constitutes the required notification to them.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     Parent intends to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following such filing, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by an agreement involving Parent and the Company. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Lehman Brothers is acting as Dealer Manager in connection with the Offer for which Parent and Purchaser will pay Lehman Brothers a fee of $150,000 upon commencement of the Offer and a fee of $300,000 upon consummation of the Offer. In addition, Parent and Purchaser will reimburse Lehman Brothers for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Lehman Brothers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser and Parent have filed with the Commission the Tender Offer Statement Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, and Statement on Schedule 13D under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        ANGEL ACQUISITION CORPORATION



March 5, 1999

                                  SCHEDULE I


                       DIRECTORS AND EXECUTIVE OFFICERS
                       OF PURCHASER, PARENT AND HOLDINGS


     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name and position with Purchaser of each director and executive officer of Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of Parent and Holdings" below. All directors and executive officers listed below are citizens of the United States.

NAME                                              POSITION
---------------------------------   -----------------------------------
Christopher C. Cambria ..........   President, Secretary and Director.
Lawrence W. O'Brien .............   Vice President and Treasurer.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND HOLDINGS. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and Holdings and certain other information are set forth below. The business address of each such director and executive officer is: c/o L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent and Holdings. All directors and executive officers listed below are citizens of the United States.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                             AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                         OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                         ---------------------------------------------
DIRECTORS

David J. Brand .......... Director (since 4/97); Managing Director of Lehman
                          Brothers (since 1996); Senior Vice President of Lehman Brothers (1994-1996); Vice President of Lehman Brothers (1991-1994).

Thomas A. Corcoran ...... Director (since 7/97); President and Chief Operating
                          Officer of the Space Sector of Lockheed Martin
                          (since 8/98); President and Chief Operating Officer of the Electronics Systems Sector of Lockheed Martin (3/95-8/98); President of Electronics Group of Martin Marietta Corporation (1993-1995).

Alberto M. Finali ....... Director (since 4/97); Managing Director of Lehman
                          Brothers (since 1997); Senior Vice President of Lehman Brothers (1993-1997); Vice President of Lehman Brothers (1989-1993).

Eliot M. Fried .......... Director (since 4/97); Managing Director of Lehman
                          Brothers (since 1986).

Frank C. Lanza .......... Director; Chairman and Chief Executive Officer
                          (since 4/97); Executive Vice President of Lockheed Martin and President and Chief Operating Officer of Lockheed Martin's C(3)I and Systems Integration Sector (4/96-4/97); President and Chief Operating Officer of Loral (since 1981).

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                              AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                         OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                         ---------------------------------------------
Robert V. LaPenta ....... Director; President and Chief Financial Officer (since
                          4/97); Vice President of Lockheed Martin and Vice President and Chief Financial Officer of Lockheed Martin's C(3)I and Systems Integration Sector (4/96-4/97); Senior Vice President and Controller of Loral (1981-4/96).

Frank H. Menaker, Jr. ... Director (since 4/97); Senior Vice President and
                          General Counsel of Lockheed Martin (since 7/96);
                          Vice President and General Counsel of Lockheed
                          Martin (3/95-7/96); Vice President of Martin Marietta Corporation (1982-1995); General Counsel of Martin Marietta (1981-1995).

Robert B. Millard ....... Director (since 4/97); Managing Director of Lehman
                          Brothers (since 1983).

John E. Montague ........ Director (since 4/97); Vice President and Chief
                          Financial Officer of Lockheed Martin Global
                          Telecommunications, Inc. (since 8/98); Vice President of Financial Strategies at Lockheed Martin (since 3/95); Vice President of Corporate Development and Investor Relations at Martin Marietta Corporation
                          ( 1991-1995).

John M. Shalikashvili ... Director (since 8/98); Senior Officer of the United
                          States Military and Principal Military Advisor to the President of the United States, the Secretary of Defense and National Security Council (1993-1997).

Alan H. Washkowitz ...... Director (since 4/97); Managing Director of Lehman
                          Brothers (since 1978).

OFFICERS

Jimmie V. Adams ......... Vice President-Washington D.C. Operations (since
                          4/97); Vice President of Lockheed Martin's
                          Washington Operations for C(3)I and Systems
                          Integration Sector (4/96-4/97); Vice President of Loral's Washington Operations for C(3)I and System's Integration Sector (since 1993).

Christopher C. Cambria .. Vice President-General Counsel and Secretary (since
                          6/97); Associate at Fried, Frank, Harris, Shriver, and Jacobson (1994-1997); Associate at Cravath, Swaine and Moore (1986-1993).

Frank C. Lanza .......... Chairman and Chief Executive Officer.

Robert V. LaPenta ....... President and Chief Financial Officer.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                             AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                         OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                         ---------------------------------------------
Robert F. Mehmel ........ Vice President-Planning and Assistant Secretary
                          (since 4/97); Director of Financial Planning and Capital Review for Lockheed Martin's C(3)I and Systems Integration Sector (4/96-4/97); Held several accounting and financial analysis positions at Loral Electronic Systems (1984-1996).

Lawrence W. O'Brien ..... Vice President-Treasurer (since 6/97); Vice President and Treasurer of Pechiney Corporation (since 1981).

Joseph S. Paresi ........ Vice President-Product Development (since 4/97);
                          Corporate Director of Technology for Lockheed Martin's C(3)I and Systems Integration Sector (since 4/96); Corporate Director of Technology for Loral (since 1993).

Robert Riscassi ......... Vice President-Washington D.C. Operations (since
                          4/97); Vice President of Land Systems for Lockheed Martin C(3)I and Systems Integration Sector (4/96-4/97); Vice President of Land Systems for Loral's C(3)I and Systems Integration Sector (since
                          1993).

Lawrence H. Schwartz .... Vice President-Business Development (since 5/97);
                          Vice President of Technology for Lockheed Martin's C(3)I and Systems Integration Sector (4/96-5/97); Vice President of Technology at Loral (since 1987).

Michael T. Strianese .... Vice President-Finance and Controller (since 4/97);
                          Vice President and Controller of Lockheed Martin's C(3)I and Systems Integration Sector (4/96-4/97); Director of Special Projects at Loral (1991-4/96).

  3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.

None.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:





                                         The Depositary for the Offer is:
                                     CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

               By Mail:                          By Hand:                          By Overnight Delivery:
        Reorganization Department        Reorganization Department               Reorganization Department
           Post Office Box 3301                 120 Broadway                         85 Challenger Road
  South Hackensack, New Jersey 07606             13th Floor                           Mail Stop-Reorg
                                          New York, New York 10271           Ridgefield Park, New Jersey 07660

        By Facsimile Transmission:                                            Confirm Receipt of Facsimile by
    (For Eligible Institutions Only)                                                  Telephone Only:
               (201) 296-4293                                                          (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                         New York, New York 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 755-7250

                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                         Three World Financial Center
                               200 Vesey Street
                           New York, New York 10285
                 Call Collect: (212) 526-8376 or (212) 526-1162